Exhibit 99.1
ORBITAL ATK ANNOUNCES THIRD CALENDAR QUARTER 2015 FINANCIAL RESULTS

Company Reports Revenues of $1.13 Billion, Adjusted Earnings Per Share of $1.35 and Free Cash Flow of $115 Million in the Quarter

New Business Bookings of $2.9 Billion Boost Total Backlog to $13.8 Billion

Dulles, Virginia 27 October 2015 -- Orbital ATK, Inc. (NYSE: OA), a global leader in aerospace and defense technologies, today announced both GAAP and adjusted financial results for the third calendar quarter ended October 4, 2015. In addition to GAAP results, the company is presenting adjusted results because it believes these non-GAAP metrics are useful to understand the underlying operating performance of the company by including the pre-merger Orbital and ATK Aerospace and Defense results in comparable periods and excluding significant transaction and merger-related expenses and other non-operational expenses in all periods (for details see reconciliation tables at the end of this release).

Orbital ATK reported adjusted revenues of $1,135 million in the third quarter of 2015 compared to adjusted revenues of $1,112 million in the comparable period of 2014. Adjusted operating income and profit margin were $134.9 million and 11.9%, respectively, in the third quarter of 2015, compared to $120.5 million and 10.8%, respectively, in the same quarter of 2014. Adjusted earnings per share in the quarter were $1.35, compared to $1.15 in the same period of 2014. Adjusted free cash flow was $114.7 million in the quarter ended October 4, 2015.

The company reported GAAP revenues of $1,135 million for the third quarter of 2015 compared to $743 million in the same quarter in 2014. GAAP operating income and profit margin were $123.9 million and 10.9%, respectively, in the quarter compared to operating income from continuing operations and profit margin of $80.2 million and 10.8%, respectively, in the same period last year. The company reported GAAP earnings per diluted share of $1.12 in the 2015 third quarter compared to earnings per diluted share of $1.29 in the 2014 third quarter. Free cash flow was $113.8 million in the quarter ended October 4, 2015.
________
The adjusted financial results contained in this press release are non-GAAP financial measures and are adjusted to give effect to the merger of Orbital Sciences Corporation (Orbital) and Alliant Techsystems Inc. (ATK) on February 9, 2015 as if it had occurred on January 1, 2014. In addition, adjusted results exclude significant transaction and merger-related expenses and other non-operational expenses in all periods. Please refer to the reconciliation tables contained in the “Disclosure of Non-GAAP Financial Measures” section of this press release for more details on those adjustments.

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Orbital ATK, Inc. ǀ 45101 Warp Drive, Dulles, VA 20166 ǀ 703-406-5000

Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

“Orbital ATK's third quarter was a period of solid progress for the company on multiple fronts,” said David W. Thompson, Orbital ATK’s President and Chief Executive Officer. “In addition to better-than-expected financial results, we also booked near-record new orders that included several large and strategically important contracts, such as our first major synergy-enabled win. The company also continued its outstanding execution on our existing major programs. Looking ahead to the fourth quarter, we anticipate another period of robust new order activity and operational milestones, including our next cargo delivery mission to the International Space Station for NASA.”

For the first nine months of calendar year 2015, the company reported adjusted revenues of $3,381 million, adjusted operating income and profit margin of $383.1 million and 11.3%, respectively, adjusted earnings per share of $3.77 and adjusted free cash flow of $167.9 million.

Adjusted Consolidated Financial Highlights

Except as noted, all financial measures discussed below are non-GAAP adjusted financial results from continuing operations. See the reconciliation tables for details.

	Third Quarter		First Nine Months
($ in millions, except per share data)	2015	2014	2015	2014
Revenues	$1,135	$1,112	$3,381	$3,322
Operating Income	134.9	120.5	383.1	310.5
Net Income	80.0	69.0	224.1	174.3
Diluted Earnings Per Share	$1.35	$1.15	$3.77	$2.92

Adjusted results. See reconciliation tables in the "Disclosure of Non-GAAP Financial Measures" section for details.

Revenues increased $23 million, or 2.0%, in the third quarter of 2015 compared to adjusted revenues in the same period in 2014, driven by an $89 million increase in Space Systems Group (SSG) revenues and a $9 million decrease in corporate eliminations. These revenue increases were partially offset by a $41 million decrease in Flight Systems Group (FSG) revenues and a $34 million decrease in Defense Systems Group (DSG) revenues.

Operating income increased $14.4 million, or 11.9%, in the third quarter of 2015 compared to the same quarter in 2014 as a result of an $18.6 million increase in SSG and a $3.6 million increase in corporate income, which were partially offset by a $0.2 million decrease in FSG and a $7.6 million decrease in DSG income.

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

The increases in net income and earnings per share in the 2015 third quarter as compared to the same period last year were attributable to the improvement in adjusted operating income results.  Net income and earnings per share for both quarters reflect an income tax rate of 33.2% for the third quarter of 2015 and an income tax rate of 34.0% for the third quarter of 2014.

“In the third quarter, Orbital ATK’s financial results were solid, highlighted by strong growth in the Space Systems Group,” said Garrett E. Pierce, the company’s Chief Financial Officer.  “In addition, we recently completed an important refinancing of the company’s debt structure and credit facility which significantly improves our capital structure. We also continued to execute our capital allocation plan by deploying $36 million toward share repurchases and paying about $15 million in dividends in the quarter.”

Adjusted Segment Results

Orbital ATK conducts its operations in three business units: Flight Systems Group, Defense Systems Group and Space Systems Group. Each of these groups in turn consists of several product-line divisions. Segment operating results include pension expense recoverable under U.S. Government contracts as determined in accordance with government Cost Accounting Standards (CAS). The difference between pension expense recorded in accordance with GAAP Financial Accounting Standards (FAS) and pension costs recorded in accordance with CAS is reported at the corporate level. The amortization of intangible assets recorded in connection with the merger of Orbital and ATK is also reported in corporate results. All financial measures discussed below are non-GAAP adjusted financial results.

Flight Systems Group:

	Third Quarter			First Nine Months
($ in millions)	2015	2014	% Change	2015	2014	% Change
Revenues	$325	$366	(11.4)%	$1,089	$1,118	(2.6)%
Operating Income	51.1	51.3	(0.4)%	153.9	129.5	18.8%
Operating Margin	15.8%	14.0%		14.1%	11.6%

Adjusted results. See reconciliation tables in the "Disclosure of Non-GAAP Financial Measures" section for details.

FSG revenues for the third quarter of 2015 decreased $41 million, or 11.4%, primarily resulting from a settlement with a supplier in the Launch Vehicles Division. Operating income was flat year-over-year, while margins increased due to profit improvement in the same division.

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

Defense Systems Group:

	Third Quarter			First Nine Months
($ in millions)	2015	2014	% Change	2015	2014	% Change
Revenues	$453	$487	(7.0)%	$1,394	$1,449	(3.8)%
Operating Income	43.4	51.0	(14.9)%	139.5	137.2	1.6%
Operating Margin	9.6%	10.5%		10.0%	9.5%

Adjusted results. See reconciliation tables in the "Disclosure of Non-GAAP Financial Measures" section for details.

DSG revenues for the third quarter of 2015 decreased $34 million, or 7.0%, and operating income decreased $7.6 million, or 14.9%, primarily from lower Small Caliber Division revenues and operating margins compared to the same period last year.

Space Systems Group:

	Third Quarter			First Nine Months
($ in millions)	2015	2014	% Change	2015	2014	% Change
Revenues	$371	$282	31.9%	$968	$823	17.6%
Operating Income	41.6	23.0	80.7%	105.1	58.3	80.2%
Operating Margin	11.2%	8.2%		10.9%	7.1%

Adjusted results. See reconciliation tables in the "Disclosure of Non-GAAP Financial Measures" section for details.

SSG revenues for the third quarter of 2015 increased $89 million, or 31.9%, resulting from higher Commercial Satellite Division and higher Civil and Defense Satellite Division revenues. Operating income increased $18.6 million, or 80.7%, in the quarter resulting from profit improvements in the same two divisions.

Adjusted Free Cash Flow and Capital Allocation Plan

Adjusted free cash flow in the third quarter was $114.7 million. For the first nine months of calendar year 2015, adjusted free cash flow was $167.9 million, including $273.2 million of cash from continuing operations partially offset by $104.7 million of capital expenditures, and adjustments of $0.6 million (see non-GAAP reconciliation table for details).

The company also reported that it repurchased approximately $36 million of its stock and paid dividends of approximately $15 million during the third quarter of 2015. For

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

the first nine months of 2015, the company repurchased approximately $61 million of its stock and paid dividends of approximately $41 million.

Operational Highlights

Orbital ATK’s strong operational execution led to the achievement of numerous milestones in the quarter. These included the following important events:

•
In the Flight Systems Group, on-schedule progress continued on the integration of the new main stage propulsion system for the Antares rocket. Repairs to the Mid-Atlantic Regional Spaceport launch pad were completed and system testing is now underway in preparation for the resumption of cargo delivery missions from Wallops Island in 2016. Additionally, Orbital ATK carried out two successful flights of its Coyote naval target missile and supported several successful customer launches with propulsion systems and composite structures, including a Minuteman III missile for the Air Force and three ULA operations including two Atlas V and one Delta IV space launch vehicles. The company also reached production milestones in its aerospace structures division, including the production of the 50,000th composite part for the Airbus A350 program and the delivery of its 500th part for the Boeing 787 program.

•
In the Defense Systems Group, the company delivered more than 6,400 tactical missile rocket motors, warheads and related products, and approximately 300 million rounds of small- and medium-caliber ammunition in the third quarter. The company’s Precision Guidance Kit program achieved 100% successful testing results and made its first delivery to an international customer. The AARGM tactical missile program reached a production rate of 15 units per month and scored a direct operational hit against a mobile target using upgraded guidance software during the quarter. The company also successfully tested a new scramjet engine combustor that was built through an additive manufacturing process.

•
In the Space Systems Group, two company-built GSSAP satellites entered operational service for the U.S. Air Force during the third quarter in support of a program to enhance space situational awareness in geosynchronous orbit.  In addition, final testing of the Thaicom-8 commercial communications satellite progressed toward delivery by the end of the year. Orbital ATK also carried out eight successful research rocket and scientific balloon missions in the quarter. The company’s next cargo delivery mission to the International Space Station for NASA remains on schedule for an early December launch aboard an Atlas V rocket from Cape Canaveral, Florida. The Cygnus spacecraft for this mission completed testing

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

in the quarter and was recently delivered to the launch site and is now being prepared for the upcoming mission.

Commenting on third quarter 2015 operations, Chief Operating Officer Blake E. Larson said, “Our operational performance in the third quarter was excellent, with noteworthy progress on several major programs, including remaining on-schedule for the upcoming Cygnus cargo delivery mission due for launch in early December. The Antares team is moving forward with the integration of the new main stage propulsion system, and all of the hardware needed for the next Antares launch in the spring of 2016 is now on site at Wallops Island. In addition, we saw continued progress in the quarter on the simultaneous ramp-up of several programs in the aerospace structures division, and a higher production rate of commercial small caliber ammunition. We also remain intensely focused on achieving our merger-related cost synergies, which continues on a path to meet or exceed our initial targets.”

New Business Summary

In the third quarter of 2015, Orbital ATK recorded approximately $2,810 million in new firm and option contract bookings. In addition, the company received approximately $70 million in option exercises under existing contracts. As of October 4, 2015, the company’s firm backlog was approximately $8.70 billion and its total backlog (including options, indefinite quantity contract and undefinitized orders) was approximately $13.82 billion.

Adjusted Calendar Year 2015 Financial Guidance

The company provided the following revised financial guidance for calendar year 2015. This guidance is adjusted to include Orbital’s results from January 1 to February 8, 2015 and to exclude transaction, restructuring and certain other expenses. The guidance also includes $50 million of annual non-cash intangible asset amortization expense resulting from the merger in early 2015.

Guidance	Previous 2015 Guidance	Current 2015 Guidance
Revenues ($ in millions)	$4,425 - $4,500	$4,450 - $4,500
Operating Income Profit Margin	10.5% - 11.0%	10.75% - 11.0%
Diluted Earnings Per Share	$4.60 - $4.80	$4.75 - $4.85
Free Cash Flow ($ in millions)	$225 - $275	$225 - $275

Orbital ATK currently expects interest expense of approximately $60 million and an effective tax rate of approximately 33% for the year, assuming the retroactive extension

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

of the federal research and development tax credit for full-year 2015. Pension funding is expected to be approximately $40 million and capital expenditures are projected at about $150 million for the year. Diluted weighted average shares outstanding are expected to be about 59 million this year.

Conference Call Information

Investors can listen to a live audio webcast of the conference call with analysts that Orbital ATK will host at 9:00 a.m. (EDT) today. To listen to the call, visit the company’s website at www.orbitalatk.com/investors. For those who cannot listen to the live webcast, a telephone recording of the conference call will be available by dialing (855) 859-2056 and using the conference ID 92058746. The recording will be available until November 3, 2015. Orbital ATK has also posted on its investor relations website a presentation of third quarter 2015 financial results and operational highlights.

Social Media Disclosure

Orbital ATK communicates material financial information to its investors using press releases, Securities and Exchange Commission filings, its investor relations website, public conference calls and webcasts. From time to time, Orbital ATK communicates information regarding its business and operations, such as new contract awards and mission updates, via Twitter and Facebook. It is possible that the information disclosed through such social media channels could be deemed to be material. Therefore, we encourage investors, the media and others interested in Orbital ATK to follow the information we post on Twitter at https://twitter.com/OrbitalATK and on Facebook at https://facebook.com/OrbitalATK.

About Orbital ATK

Orbital ATK is a global leader in aerospace and defense technologies. The company designs, builds and delivers space, defense and aviation systems for customers around the world, both as a prime contractor and merchant supplier. Its main products include launch vehicles and related propulsion systems; missile products, subsystems and defense electronics; precision weapons, armament systems and ammunition; satellites and associated space components and services; and advanced aerospace structures. Headquartered in Dulles, Virginia, Orbital ATK employs approximately 12,000 people in 18 states across the United States and in several international locations. For more information, visit www.orbitalatk.com.

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “forecast,” “expect,” “believe,” “will,” “intend,” “plan,” and words of similar substance. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or performance to differ, including the following: potential difficulties in achieving expected merger synergies and efficiencies within the expected time-frames or at all; the integration of business operations being more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption that might result from the merger; potential difficulties in retaining key employees; the company’s ability to maintain and grow its relationship with its customers; reductions or changes in U.S. Government military or NASA spending, including impacts of sequestration under the Budget Control Act of 2011; changes in cost and revenue estimates and/or timing of programs and payments; the potential termination of U.S. Government contracts; the impact of the Antares launch failure; failure to win or retain key contracts; costs of servicing debt, including cash requirements and interest rate fluctuations; the company’s capital deployment strategy, including share repurchases and dividend payments; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; supply, availability, and costs of raw materials and components, including commodity price fluctuations; performance of subcontractors and other third parties; development of key technologies; and the costs and ultimate outcome of contingencies, including litigation, government investigations and other legal proceedings. Additional information concerning these and other factors can be found in Orbital ATK’s filings with the Securities and Exchange Commission. Orbital ATK undertakes no obligation to update any forward-looking statements.

Disclosure of Non-GAAP Financial Measures

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by (used in) operating activities less capital expenditures for property, plant and equipment. Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

The adjusted financial results contained in this press release are non-GAAP financial measures adjusted to give effect to the merger of Orbital and ATK in all periods and adjust for the impact of costs and expenses itemized in the tables below. In addition, the adjusted results reflect estimates of interest expense, the income tax rate and

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

diluted shares that would be in effect for the periods as if the merger of Orbital and ATK and divestiture of ATK’s Sporting Group had occurred on January 1, 2014. Please refer to the reconciliation tables below for more details.

Adjusted measures are provided so investors can more easily compare current and prior period results of the combined companies. The reconciliation of GAAP results to adjusted results are as follows:

Adjusted Consolidated Results

Quarter Ended October 4, 2015

		Operating	Operating
($ in millions, except per share data)	Revenue	Income	Margin

As Reported	$1,135	$123.9	10.9%
Merger-related adjustments (1)	—	11.0
As Adjusted	$1,135	$134.9	11.9%

Interest expense (2)		(14.8)
Taxes (3)		(39.9)
Minority Interest		(0.1)
Adjusted Net Income		$80.0
Adjusted EPS (4)		$1.35

(1) Includes the impact of transaction expenses and merger related costs.
(2) Interest expense excludes an approximately $9 million charge related to the September 2015 debt refinance transaction.
(3) Calculated using an effective tax rate of 33.2%.
(4) Calculated using a diluted share count of 59.3 million.

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

First Nine Months 2015

		Operating	Operating
($ in millions, except per share data)	Revenue	Income	Margin

Continuing Operations, As Reported	$3,235	$248.6	7.7%
Orbital results for Jan. 1 to Feb. 8, 2015	129	(7.5)
	$3,364	$241.1	7.2%

Transaction expenses		33.4
Severance and accelerated vesting		25.2
Intangible amortization		(7.0)
Goodwill impairment		34.3
Legal settlement		25.0
Other (1)	17	31.1
As Adjusted	$3,381	$383.1	11.3%

Interest expense (2)		(44.7)
Taxes (3)		(114.1)
Minority Interest		(0.2)
Adjusted Net Income		$224.1
Adjusted EPS (4)		$3.77

(1) Includes change in intracompany eliminations, restructuring and other transaction impacts.
(2) Interest expense excludes an approximately $9 million charge related to the September 2015 debt refinance transaction.
(3) Calculated using an effective tax rate of 33.8%.
(4) Calculated using a diluted share count of 59.48 million.

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

Quarter Ended September 28, 2014

		Operating	Operating
($ in millions, except per share data)	Revenue	Income	Margin

Continuing Operations, As Reported	$743	$80.2	10.8%
Orbital results for July 1 to September 30, 2014 (1)	338	33.9
	$1,081	$114.1	10.5%

Intangible amortization		(11.8)
Transaction expenses		9.0
Change in intracompany eliminations	31	9.1
As Adjusted	$1,112	$120.5	10.8%

Interest expense (2)		(15.8)
Taxes (3)		(35.6)
Minority Interest		(0.1)
Adjusted Net Income		$69.0
Adjusted EPS (4)		$1.15

(1) Per Orbital Sciences Corporation Form 10-Q for the quarter ended September 30, 2014.
(2) Calculated assuming a blended interest rate of 3.6% on $1.6 billion average outstanding debt.
(3) Calculated using an effective tax rate of 34%.
(4) Calculated using a diluted share count of 59.75 million.

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

First Nine Months of 2014

		Operating	Operating
($ in millions, except per share data)	Revenue	Income	Margin

Continuing Operations, As Reported	$2,249	$230.1	10.2%
Orbital results for January 1 to September 30, 2014 (1)	979	84.1
	$3,228	$314.2	9.7%

Transaction expenses		22.3
Intangible amortization		(36.8)
Pension close-out	(30)	(30.5)
Environmental settlement		5.2
Change in intracompany eliminations	124	25.5
Facility Rationalization		10.6
As Adjusted	$3,322	$310.5	9.3%

Interest expense (2)		(46.2)
Taxes (3)		(89.9)
Minority Interest		(0.1)
Adjusted Net Income		$174.3
Adjusted EPS (4)		$2.92

(1) Per Orbital Sciences Corporation Form 10-Q for the quarter ended September 30, 2014.
(2) Calculated assuming a blended interest rate of 3.6% on $1.6 billion average outstanding debt.
(3) Calculated using an effective tax rate of 34%.
(4) Calculated using a diluted share count of 59.63 million.

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

Flight Systems Group Adjusted Results

	Third Quarter 2015			First Nine Months 2015
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$325	$51.1	15.8%	$1,051	$151.9	14.5%
Orbital results for Jan. 1 to Feb. 8, 2015	—	—		38	2.0
As Adjusted	$325	$51.1	15.8%	$1,089	$153.9	14.1%

	Third Quarter 2014			First Nine Months 2014
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$252	$34.5	13.7%	$756	$89.2	11.8%
Orbital results (1)	130	16.8		393	39.6
	$382	$51.3	13.4%	$1,149	$128.8	11.2%
Other eliminations	(16)			(31)	0.8
As Adjusted	$366	51.3	14.0%	$1,118	129.5	11.6%

(1) Per Orbital Sciences Corporation Form 10-Q for quarter ended September 30, 2014.

Defense Systems Group Adjusted Results

	Third Quarter 2015			First Nine Months 2015
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$453	$35.3	7.8%	$1,387	$119.4	8.6%
Transaction-related impacts	—	8.1		7	20.1
As Adjusted	$453	$43.4	9.6%	$1,394	$139.5	10.0%

	Third Quarter 2014			First Nine Months 2014
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$488	$50.3	10.3%	$1,478	$135.9	9.2%
Pension close out and other eliminations	(1)	0.7		(29)	1.3
As Adjusted	$487	$51.0	10.5%	$1,449	$137.2	9.5%

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

Space Systems Group Adjusted Results

	Third Quarter 2015			First Nine Months 2015
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$371	$41.6	11.2%	$872	$64.5	7.4%
Orbital results for Jan. 1 to Feb. 8, 2015	—	—		92	2.3
	$371	$41.6	11.2%	$965	$66.8	6.9%
Goodwill impairment	—	—		—	34.3
Transaction-related impacts	—	—		4	4.0
As Adjusted	$371	$41.6	11.2%	$968	$105.1	10.9%

	Third Quarter 2014			First Nine Months 2014
($ in millions)	Revenue	Operating Income	Operating Margin	Revenue	Operating Income	Operating Margin

GAAP as Reported	$78	$4.8	6.2%	$240	$19.1	8.0%
Orbital results (1)	212	19.7		599	41.8
	$290	$24.5	8.5%	$839	$60.9	7.3%
Other eliminations	(8)	(1.5)		(16)	(2.5)
As Adjusted	$282	23.0	8.2%	$823	$58.3	7.1%

(1) Per Orbital Sciences Corporation Form 10-Q for quarter ended September 30, 2014

Adjusted Free Cash Flow

	Third		First Nine
	Quarter		Months
($ in millions)	2015		2015
Net cash used in/provided by continuing operating activities	$141.0		$273.2
Capital expenditures	(27.2)		(104.7)
	113.8		168.5

Adjustments	0.9	(1)	(0.6)	(2)
Adjusted Free Cash Flow	$114.7		167.9

(1) Excludes litigation settlement and merger related cash expenditures.
(2) Includes Orbital cash flow for premerger period; excludes merger, litigation settlement and other non-recurring cash expenditures and adjusts for the timing of certain significant cash expenditures.

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

Condensed Consolidated Statements of Income
GAAP As Reported

	Third Quarter
(In millions, except per share data)	2015	2014

Sales	$1,134.9	$743.2
Cost of sales	884.7	579.8
Gross profit	250.2	163.4
Operating expenses:
Research and development	28.7	8.9
Selling	28.1	23.2
General and administrative	69.5	51.1
Income from continuing operations, before interest, income taxes and
and noncontrolling interest	123.9	80.2
Interest expense	(24.3)	(23.3)
Income from continuing operations, before income taxes and
and noncontrolling interest	99.6	56.9
Income taxes	33.1	15.6
Income from continuing operations, before noncontrolling interest	66.5	41.3
Less net income attributable to noncontrolling interest	0.1	0.1
Income from continuing operations of Orbital ATK, Inc.	66.4	41.2

Discontinued operations:
Income from discontinued operations, before income taxes	—	80.4
Income taxes	—	26.5
Income from discontinued operations	—	53.9
Net income attributable to Orbital ATK, Inc.	$66.4	$95.1

Basic earnings per common share:
Continuing operations	$1.13	$1.30
Discontinued operations	—	1.70
Net income attributable to Orbital ATK, Inc.	$1.13	$3.00
Weighted-average number of common shares outstanding	58,746	31,689
Diluted earnings per common share:
Continuing operations	$1.12	$1.29
Discontinued operations	—	1.68
Net income attributable to Orbital ATK, Inc.	$1.12	$2.97
Weighted-average number of diluted common shares outstanding	59,304	32,058

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Orbital ATK Announces Third Calendar Quarter 2015 Financial Results

Condensed Consolidated Balance Sheets
GAAP As Reported

($ In millions)	October 4, 2015	March 31, 2015
Assets
Current assets:
Cash and cash equivalents	$65	$139
Net receivables	1,883	1,794
Net inventories	175	196
Other current assets	237	260
Total current assets	2,360	2,389
Net property, plant and equipment	798	807
Goodwill	1,875	1,875
Other noncurrent assets	378	433
Total assets	$5,411	$5,504

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$40	$60
Accounts payable	227	158
Other current liabilities	708	879
Total current liabilities	975	1,097
Long-term debt	1,497	1,529
Pension and other noncurrent liabilities	1,033	1,090
Total liabilities	3,505	3,716
Total equity	1,906	1,788
Total liabilities and equity	$5,411	$5,504

Investor and Media Contact:
Barron Beneski (703) 406-5528
Orbital ATK Inc.
Barron.Beneski@orbitalatk.com